Exhibit 10.1

CREDIT AGREEMENT

This Agreement dated as of April 21, 2005, between:

J.M. BLANCO, INC., a Delaware corporation doing business in Puerto Rico (the “Borrower”), and

THE BANK OF NOVA SCOTIA, a Canadian banking institution with a branch in San Juan, Puerto Rico (the “Bank”).

WITNESSETH:

WHEREAS, Borrower has requested from the Bank a revolving credit facility for working capital purposes in a principal amount which shall at no time exceed $55,000,000; and

WHEREAS, the Bank has agreed to make available to the Borrower the aforesaid credit facility for the above stated purposes, upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS AND OTHER TERMS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings when capitalized (such meanings being equally applicable to both the singular and plural forms of the terms defined):

1.1.1 “ABC Credit Agreement.” That certain Credit Agreement dated as of December 2, 2004 between the Guarantor, the Lenders party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent, as the same may be amended, restated or replaced from time to time.

1.1.2 “Advance.” A disbursement of Operating Loan funds by the Bank pursuant to Article 2 hereof, and the renewal thereof upon commencement of each additional Interest Period.

1.1.3 “Affiliate.” Any Person Controlling or Controlled by or under common Control with the referenced Person. An Affiliate of the Borrower shall include, without limitation, any officer or director of the Borrower or any general partner, or any officer or director thereof.

1.1.4 “Agreement.” This Credit Agreement with all its exhibits and schedules, as amended and/or supplemented from time to time. References to this Agreement shall be construed to include any modifications in effect at the time such reference becomes effective.

1.1.5 “Alternate Base Rate.” A variable per annum reference rate of interest (as announced and adjusted by The Bank of Nova Scotia from time to time) for United States dollar loans made by said bank in the United States and Puerto Rico, with no representation by the Bank that said rate is the lowest or most favorable rate offered by the Bank.

1.1.6 “Bank.” The Bank of Nova Scotia.

1.1.7 “Base Rate Advance.” An Advance bearing interest at the fluctuating rate stated in Section 3.1 below under the caption “ABR Spread”, expressed as a number of basis points over the Alternate Base Rate.

1.1.8 “Borrower.” The party identified as such in the preamble to this Agreement.

1.1.9 “Business Day.” (i) When used in reference to LIBOR Advances, a day of the year on which dealings in Eurodollar Deposits are carried on in the London interbank market, and the Bank’s Lending Office is open for business, and (ii) when used in any other context, a day on which the Bank’s Lending Office is open for business.

1.1.10 “Closing Date.” The date of execution of this Agreement.

1.1.11 “Commitment Termination Date”. The earlier of (i) April 21, 2006 (as such date may be extended as set forth in Section 2.7 of this Agreement) and (ii) the date all Obligations become payable pursuant to Section 11.2 of this Agreement.

1.1.12 “Control” (including with correlative meanings the terms “Controlling”, “Controlled by” and “under common Control with”). The power, direct or indirect, (A) to vote 50% or more of the securities having voting power for the election of directors of a Person or (B) to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.1.13 “Debt” means, without duplication, (i) indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured) or obligations evidenced by notes, bonds, debentures or similar instruments, except accounts payable and accrued liabilities arising in the ordinary course of business that are not overdue by more than 30 days or that are being contested in good faith, (ii) the present value determined in accordance with GAAP of all obligations as lessee under leases which have been or should be recorded as capitalized leases in accordance with GAAP, (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i) or (ii) above.

1.1.14 “Default.” Any event which with the giving of notice and, if applicable, the passage of time, would become an Event of Default.

1.1.15 “Eurodollar Deposits.” Deposits in United States dollars in the principal office of The Bank of Nova Scotia in London, England.

1.1.16 “Event of Default” has the meaning specified in Section 11.1 hereof.

1.1.17 “Financial Statements.” Borrower’s audited balance sheet and related audited statement of income, retained earnings and changes in cash flows (including auditor’s notes and comments), audited and certified by a certified public accountant reasonably acceptable to the Bank.

1.1.18 “GAAP.” The generally accepted accounting principles set forth from time to time in the opinions, statements and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), consistently applied.

1.1.19 “Governmental Authority.” Any nation or government, including the Commonwealth of Puerto Rico, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any entity, board or instrumentality owned or controlled by any of the foregoing.

1.1.20 “Guarantor.” AmerisourceBergen Corporation.

1.1.21 “Guaranty.” The unlimited, unconditional and irrevocable guaranty executed by the Guarantor to secure the Obligations, in form and substance acceptable to the Bank.

1.1.22 “Index Debt” means the Guarantor’s senior, unsecured, non-credit-enhanced long-term Debt for borrowed money.

1.1.23 “Interest Period.” One of the successive periods of time commencing on the date each LIBOR Advance is disbursed, or converted into or continued as a LIBOR Advance, and ending on the same day of the month 1, 2 or 3 months thereafter, subject in each case to market availability, and as offered by the Bank and selected by Borrower upon notice received by the Bank not later than 11:00 a.m. (Puerto Rico time) on the first Business Day of such Interest Period, provided that:

(a) any Interest Period that ends on a day not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerical equivalent in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) the Borrower may not select an Interest Period that extends beyond the Commitment Termination Date. Each successive Interest Period shall commence on the last day of the preceding Interest Period.

1.1.24 “Law.” All applicable laws, rules and regulations of any Governmental Authority.

1.1.25 “Lending Office.” The Bank’s branch located at Plaza Scotiabank, 273 Ponce de León Avenue, Hato Rey, Puerto Rico 00917.

1.1.26 “LIBOR.” The rate of interest per annum at which deposits of equal (or like) amounts in United States dollars are offered by the principal office of The Bank of Nova Scotia in London, England, to prime banks in the London interbank market at 11:00 a.m. (London time), two Business Days before the first day of each Interest Period, for a period equal to such Interest Period.

1.1.27 “LIBOR Advance.” An Advance bearing interest at the rate stated in Section 3.1 below under the caption “LIBOR Spread”, expressed as a number of basis points over LIBOR.

1.1.28 “Lien.” A mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of any asset of Borrower. For the purposes of this Agreement, an asset shall be deemed subject to a Lien if it is acquired or held by Borrower subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

1.1.29 “Loan Documents.” Each of this Agreement, the Note, the Guaranty and any amendments, substitutions, supplements and replacements thereof.

1.1.30 “Operating Loan.” The working capital credit facility in the maximum principal amount of $55,000,000 granted pursuant to Section 2.1 hereof, by way of direct Advances.

1.1.31 “Moody’s” means Moody’s Investors Service, Inc.

1.1.32 “Note.” A promissory note in the form designated by the Bank, substantially in the form of Exhibit 1.1.32 hereto, executed by the Borrower to the order of the Bank to evidence its obligation to pay the Advances.

1.1.33 “Obligations.” All obligations of Borrower under the Loan Documents, including, without limitation, all amounts payable and/or reimbursable to the Bank thereunder.

1.1.34 “Organization Documents.” (a) For any corporation, the certificate or articles of incorporation, the bylaws, any shareholder agreement(s) determining corporate governance and/or stock transfer conditions, and any certificate of designation or other instrument relating to the rights of shareholders of such corporation, and (b) for any partnership, the partnership agreement and any other instrument relating to the rights of partners of such partnership.

1.1.35 “Permit.” Any permit, consent, approval, franchise, license, authorization or right by contract or otherwise, granted by any Governmental Authority to construct, own, operate, promote or otherwise exploit each business operated or to be operated by Borrower.

1.1.36 “Permitted Liens.” (i) Normal and customary equipment leases that have been or should be, according to GAAP, recorded as capitalized leases; (ii) statutory liens for taxes not yet subject to penalties or interest are being contested in good faith; (iii) minor survey exceptions; (iv) minor easements or reservation of rights for utility services or other similar purposes; (v) Liens created in favor of, or delivered to, the Bank pursuant to this Agreement; and (vi) other Liens expressly permitted by the Bank in writing; and (vii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business; (vii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (ix) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and (x) judgment liens in respect of judgments that do not constitute an Event of Default under Section 11.1.10.

1.1.37 “Person.” An individual, corporation, trust, unincorporated organization, partnership (special, limited, or otherwise), limited liability company, joint stock company, joint venture or other entity similar in nature to any of the foregoing, or a Governmental Authority.

1.1.38 “Regulated Substance.” (i) Any “hazardous substance” or “pollutant or contaminant” as said terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act [42 U.S.C. 9601, or 40 C.F.R. Part 302]; (ii) any “hazardous waste” as defined in the Puerto Rico Environmental Quality Board Regulation for the Control of Hazardous and Non-Hazardous Solid Waste, as amended; (iii) any toxic or hazardous substance, material or waste (whether solid, liquid or gaseous); (iv) “petroleum”, as defined in the Resource Conservation and Recovery Act, as amended [42 U.S.C. 6991, or 40 C.F.R. 280.1]; or (v) any other substance whose collection, storage, treatment or disposal requires special handling by Law.

1.1.39 “Rollover.” The continuation of a LIBOR Advance for an additional Interest Period.

1.1.40 “S&P” means Standard & Poor’s.

Section 1.2 Accounting and Banking Terms, Other Terms. Unless otherwise stated, all accounting terms used herein shall be construed according to GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP. All banking terms not specifically defined shall be construed in accordance with general practice among commercial banks in Puerto Rico. All monetary amounts are expressed in United States dollars. The terms “day” and “days” refer to calendar day(s).

ARTICLE 2. THE ADVANCES

Section 2.1 Amount and Purpose of the Facility. The Bank agrees, on the terms and conditions set forth in this Agreement, to make Advances on a revolving basis to the Borrower from time to time on any Business Day during the period from the Closing Date up to but not including the Commitment Termination Date. The aggregate principal amount of Advances outstanding at any one time shall not exceed $55,000,000. The proceeds of the Advances shall be used to finance Borrower’s working capital requirements, and other corporate business purposes.

Section 2.2 Evidence and Maturity of Advances. The date, amount and interest rate of each Advance, and each payment made on account thereof, shall be recorded by the Bank on its books and, prior to any transfer of the Note, endorsed by the Bank on the schedule attached to the Note or any continuation thereof, provided that the Bank’s failure to make any such recordation or endorsement shall not affect the Borrower’s obligation to make a payment when due of any amount owing in respect of any Advance made by the Bank. LIBOR Advances shall mature in 30, 60 or 90 days from the date such Advance is disbursed, and Base Rate Advances shall mature on demand.

Section 2.3 Borrowing Notice. Each Advance other than an Advance made on the Closing Date shall be made on written notice delivered by the Borrower to the Bank (hereafter termed a “Borrowing Notice”). Each Borrowing Notice shall be considered an irrevocable request for an Advance and shall be binding on the Borrower.

Section 2.4 Disbursement of the Advance. If the Bank receives a Borrowing Notice by 11:00 a.m. of a Business Day, it shall make available the amount of the Advance by 2:30 p.m. (Puerto Rico time) on the next Business Day. If the Bank receives a Borrowing Notice after 11:00 a.m. of a Business Day, it shall make available the amount of the Advance by 2:30 p.m. (Puerto Rico time) on the second Business Day following such receipt. Nevertheless, if the Bank shall receive on any Business Day a Borrowing Notice(s) aggregating $5,000,000 or more, the Bank shall have no obligation to make available the requested Advance(s) prior to two Business Days thereafter. Unless otherwise agreed by the Bank, Advances shall be disbursed by crediting the Borrower’s account at the Lending Office.

Section 2.5 Funding Options and Interest Periods.

2.5.1 Initial Interest Rate and Period for Each Advance. Upon receipt of each Borrowing Notice, the Bank shall promptly inform Borrower of the terms and interest rates available for the initial Interest Period for such Advance. Borrower shall have until 11:00 a.m. (Puerto Rico time) on the date of disbursement to notify the Bank of its selection, which notice shall be irrevocable and binding on Borrower. Advances of less than $1,000,000 (whether at disbursement or at the start of any subsequent Interest Period) shall not be eligible for LIBOR-based interest rate options.

2.5.2 Subsequent Interest Periods. On the last Business Day of each Interest Period for each Advance (or promptly after receipt of notice that Borrower wishes to convert a Base Rate Advance to a LIBOR Advance), the Bank shall inform Borrower of the terms and interest rates available for the next Interest Period. Borrower shall have until 11:00 a.m. (Puerto Rico time) on the last Business Day of each Interest Period to notify the Bank of its selection for the next Interest Period, which notice shall be irrevocable and binding on Borrower.

2.5.3 Conversion to Base Rate Funding at Maturity. If Borrower fails to deliver to the Bank timely notice selecting the desired funding alternative for the Rollover of a LIBOR Advance, then upon expiration of the current Interest Period the Bank shall convert such Advance to a Base Rate Advance. Borrower may thereafter request that the Advance be again converted to a LIBOR Advance pursuant to § 2.5.2.

2.5.4 Suspension of Right to Select LIBOR Funding. If the Bank notifies Borrower prior to the disbursement or Rollover of an Advance, or prior to converting a Base Rate Advance to LIBOR, that for any reason Eurodollar Deposits are unavailable to the Bank for funding Advances, then Borrower’s right to select LIBOR Advances shall be suspended until the Bank notifies Borrower that the circumstances causing such suspension no longer exist.

2.5.5 Rollovers and Conversions not Repayment. Neither a Rollover nor the conversion of an Advance from LIBOR to Base Rate or vice-versa shall constitute a repayment and readvance thereof, but shall only reflect a change in the rate or method of calculating interest thereon.

Section 2.6 Current Account Overdrafts. To the extent there is availability under the Operating Loan, the Bank, at its option but without any obligation to do so, may cover an overdraft in Borrower’s current account(s) with the Bank with an Advance, payable on demand and subject to the interest rate stated and other conditions applicable to Base Rate Advances. As used herein, the phrase “availability under the Operating Loan” means that the amount of the overdraft, plus the aggregate amount of Advances then outstanding, will not exceed the maximum authorized amount of the Operating Loan. The Bank shall have no obligation to honor any check drawn against Borrower’s current account(s) with the Bank if there is insufficient availability under the Operating Loan. Nevertheless, if the Bank at its option were to honor any such check, the amount of the overdraft shall be considered an Advance under the Operating Loan, payable on demand and subject to the interest rate and other conditions applicable to Base Rate Advances.

Section 2.7 Extension of Commitment Termination Date. Borrower may, by written notice received by the Bank no earlier than 120 days and no later than 60 days prior to the Commitment Termination Date, request that the Commitment Termination Date be extended for additional term(s) not to exceed one year each. The Bank, at its sole discretion, may agree to extend the Commitment Termination Date above for one or more additional terms (which may be of less than one year) under terms and conditions that the Bank may determine, at its sole discretion (which may differ from those contained in this Agreement), and shall notify Borrower of its response within 30 days after receipt of Borrower’s extension request. No such extension shall be effective unless set forth in a written instrument signed by the Bank.

ARTICLE 3. PAYMENTS & INDEMNITIES

Section 3.1 Interest.

3.1.1 Payment Date. Borrower shall pay interest on the Operating Loan in arrears on the twenty second (22nd) day of each calendar month.

3.1.2 Computation. Interest shall accrue from the time of each Advance and until the principal amount thereof is paid in full. Interest on LIBOR Advances shall be computed on the basis of a year of 360 days and interest on Base Rate Advances shall be computed on the basis of a year of 365 days; in all cases for the actual number of days elapsed including the first day but excluding the last day.

3.1.3 Spreads. Interest will accrue at the applicable rate per annum (the “Applicable Rate”) set forth below under the caption “ABR Spread” or “LIBOR Spread”, as the case may be, based upon the ratings established by S&P and Moody’s for the Index Debt on the most recent determination date:

Category	Ratings (S&P/Moody’s)	LIBOR Spread (basis points per annum)	ABR Spread (basis points per annum)
Category 1	A/A2 or higher	42.0	0.0
Category 2	A-/A3 or higher	45.0	0.0
Category 3	BBB+/Baal or higher	60.0	0.0
Category 4	BBB/Baa2 or higher	70.0	0.0
Category 5	BBB-/Baa3 or higher	80.0	0.0
Category 6	BB+/Bal or higher	90.0	0.0
Category 7	BB/Ba2 or higher	110.0	0.0
Category 8	BB-/Ba3 or lower	130.0	20.0

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this subsection), then such rating agency shall be deemed to have established a rating in Category 8; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories above the other, in which case the Applicable Rate shall be determined by reference to the Category one level above the Category corresponding to the lower rating; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Bank shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating of the other rating agency (or, if the circumstances referred to in this sentence shall affect both rating agencies, the ratings most recently in effect prior to such changes or cessations).

3.1.4 Default Interest. If an event of default under Section 11.1.1 or Section 11.1.3. (due to a breach of Article 9 hereof), occurs and is continuing (after all applicable notice and cure periods), then the interest rate on any outstanding Advances will increase, at the Bank’s option, to a rate two (2) percentage points higher than the rate otherwise applicable, effective from the date of the breach. The interest rate payable will remain at such higher rate until the breach is corrected. No such increase in the interest rate shall be construed as a waiver of any of the Bank’s rights under this Agreement, including the right to demand payment, declare an Event of Default or take any other action it may be entitled to take pursuant to any Loan Document.

Section 3.2 Repayment of Principal. Borrower shall repay each Advance at maturity or on demand, as called for in the Note. Provided the Bank has not demanded payment of any Advances or otherwise terminated this Agreement, Borrower may draw, repay, and redraw up to the amount available under the Operating Loan, subject to the prepayment limitations of Section 3.3.2.

Section 3.3 Prepayments of Principal.

3.3.1 Prepayments Not Requiring Additional Compensation. No compensation or fee shall be required for the prepayment, in whole or in part, of (i) Base Rate Advances at any time, and (ii) LIBOR Advances that are prepaid on the last day of an Interest Period.

3.3.2 Prepayments Requiring Additional Compensation. Borrower understands that in making a LIBOR Advance, the Bank may enter into funding arrangements with third parties on terms and conditions which could result in substantial losses to the Bank if such Advance does not remain outstanding at its agreed interest rate for its entire Interest Period. Therefore, if any LIBOR Advance is totally or partially prepaid prior to the last day of its current Interest Period (whether prepayment is voluntary, is required under § 3.7, is due to acceleration of the Operating Loan, or otherwise), then Borrower shall pay to the Bank within ten (10) days of the prepayment date, as liquidated damages and not as a penalty, an amount equal to the Bank’s Funding Loss. For the purposes hereof, “Funding Loss” means any loss (including loss of interest income), cost or expense which may be incurred by the Bank by reason of the reemployment, for the Prepayment Period, of the funds acquired by the Bank to fund an Advance which has been prepaid. “Prepayment Period” means the number of days from the date on which the prepayment is received by the Bank to the end of the then current Interest Period, including the first day but excluding the last. The Bank shall submit to Borrower a written statement stating the basis for determining such amount, which statement shall be conclusive for all purposes in the absence of demonstrable error.

Section 3.4 Time of Payment. Borrower shall make each payment to the Bank hereunder and under the Notes at the Lending Office not later than 2:30 p.m. (Puerto Rico time) on the day when due, in United States dollars and in immediately available funds.. Subject to the provisions set forth in the definition of “Interest Period” herein, whenever a payment becomes due on a day other than a Business Day, the payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest to be paid. The Borrower shall give the Bank two Business Days’ prior notice before making any repayment of $5,000,000 or more.

Section 3.5 Application of Payments. All payments received by the Bank shall be applied to the Obligations in the following order (unless varied by the Bank at its sole discretion): first, to costs, fees, charges and other expenses of the Bank; second, to outstanding interest, and third, to outstanding principal.

Section 3.6 Capital Adequacy; Change in Law

3.6.1 If the Bank determines that the adoption of any legal requirement on capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by the Bank or its parent company with any request, directive or guideline on capital adequacy (whether or not having the force of law) from any Governmental Authority or international body (including, without limitation, the Bank for International Settlements), has or shall have the effect, as a consequence of the Bank’s obligations hereunder, of reducing the rate of return on the Bank’s capital to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies with respect to capital adequacy), then, from time to time, upon the Bank’s written demand, Borrower shall pay to the Bank, within ten days of receipt of the Bank’s demand and statement, such additional amounts as will compensate the Bank for such reduction, to the extent such amounts are not already reflected in the calculation of the interest rate(s) applicable to the Operating Loan. The Bank shall submit to Borrower a written statement setting forth the basis for determining such amounts, which statement shall be conclusive for all purposes in the absence of demonstrable error.

3.6.2 If any change in Law or in its interpretation by any Governmental Authority shall make it unlawful for the Bank to continue to maintain the Operating Loan, or for any party to a Loan Document to comply with its obligations thereunder, Borrower shall forthwith (or within the period allowed for such payment, if any, prior to the date when such unlawfulness becomes effective), upon the Bank’s demand, prepay the Operating Loan in full, together with accrued interest thereon and payment of any amounts required to compensate the Bank for any additional direct cost or expense which it may incur as a result of such prepayment. The Bank shall submit to Borrower a written statement setting forth the basis for determining such amounts, which statement shall be conclusive for all purposes in the absence of demonstrable error.

3.6.3 If any change in any Law or in its interpretation by any Governmental Authority shall:

(a) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or other credit extended by, or any other acquisition of funds by the Bank;

(b) subject the Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding on or from any payments due from Borrower hereunder;

(c) change the basis of taxation of any payments due from Borrower to the Bank hereunder (other than by a change in taxation of the Bank’s overall net income); or

(d) impose on the Bank any other condition regarding this Agreement;

and the result of any of the foregoing is to increase the Bank’s cost of making or maintaining any Advances, or to reduce any amount receivable by the Bank under this Agreement, then Borrower shall promptly pay to the Bank from time to time, within ten days of its written demand, any additional amounts necessary to compensate the Bank for such increased cost or reduced amount, to the extent such amounts are not already reflected in the calculation of the interest rate(s) applicable to the Advances. The Bank shall submit to Borrower a written statement setting forth the basis for determining such amounts, which statement shall be conclusive for all purposes in the absence of demonstrable error.

Section 3.7 Taxes on Payments. In the event Borrower fails to comply with the covenant described in Section 7.1.4, every payment made by Borrower to the Bank pursuant to this Agreement shall be free and clear of, and without any withholding or deduction on account of, any taxes, levies, imposts, duties or other charges imposed under the U.S. Internal Revenue Code. If Borrower shall be required by Law to make any such deduction or withholding, the sum payable to the Bank shall be increased so that, after making any required deduction or withholding (including any deduction or withholding applicable to the additional sums payable under this Section), such payment shall not be less than the payment otherwise provided for under this Agreement. If the Bank realizes a tax benefit as a consequence of the amounts so withheld and paid to the U.S. Internal Revenue Service by the Borrower, then and at such time, the Bank shall reimburse Borrower an amount equal to the tax benefit realized by the Bank. The Bank shall submit to Borrower a written statement setting forth the basis for determining the amount of such tax benefit, which statement shall be conclusive for all purposes in the absence of demonstrable error. Borrower shall not be required to comply with the requirements stated above (i) to compensate the Bank for a general increase in the income tax rates payable by the Bank, or (ii) when a withholding requirement becomes applicable solely by reason of an action or inaction of the Bank.

Section 3.8 General Indemnity. Borrower will at all times indemnify and hold harmless the Bank against all losses, costs, damages, expenses and liabilities (collectively referred to hereinafter as “Losses”) of whatever nature (including, but not limited to, attorneys’ fees, litigation and court costs, amounts paid in settlement, and amounts paid to discharge judgments) resulting from, arising out of, or related to one or more Claims, except to the extent any such Losses are proximately caused by the Bank’s own gross negligence or willful misconduct. The word “Claims”, as used herein, shall mean all claims, lawsuits, causes of action and other legal actions and proceedings brought against the Bank or to which the Bank is a party, that directly or indirectly result from, arise out of, or relate to: (i) any violation or alleged violation of environmental Law by Borrower or relating to a property owned or operated by Borrower, or (ii) the execution, delivery or performance of the Loan Documents or any related instruments, or (iii)

any untrue statement, or alleged untrue statement made by or on behalf of Borrower of a material fact contained in the Loan Documents or in any application, amendment or supplement thereto, or the omission or alleged omission by Borrower or on Borrower’s behalf to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. Borrower’s obligations under this Section 3.8 shall apply to all Losses or Claims, or both, which are asserted prior to or after full payment of the Operating Loan. In case any action shall be brought against the Bank with respect to which indemnity may be sought against Borrower, the Bank shall promptly notify Borrower in writing, and Borrower shall have the right to assume the investigation and defense thereof, including the employment of counsel and the payment of all expenses. The Bank shall have the right to employ separate counsel in any such action and participate in the investigation and defense thereof; and the fees and expenses of such counsel shall be paid by Borrower; provided, however, that Borrower, in connection with any indemnified matter, shall only be required to pay the fees and expenses of joint counsel engaged to represent both Borrower and Bank, except to the extent that the use of joint counsel could reasonably be expected to give rise to any conflict of interest for any such counsel or Bank shall have determined, based on a written opinion from its counsel, that it may have legal defenses available to it that are different from, additional to or in conflict with those available to Borrower. Borrower shall not be liable for any settlement of any such action without its consent, but if any such action is settled with the consent of the Borrower or if there be a final unappealable judgment for the claimant in any such action, Borrower agrees to indemnify and hold harmless the Bank from and against any such Losses or Claims. Nothing herein shall be construed as requiring the Bank to acquire or maintain insurance of any form or nature with respect to any property, or with respect to any term, provision, condition or obligation of this Agreement or any other matter in connection herewith. The provisions of this Section 3.8 shall survive the expiration or termination of this Agreement.

ARTICLE 4. COLLATERAL SECURITY

Section 4.1 The Guaranty. All Obligations shall be secured by the unlimited, unconditional and irrevocable Guaranty, in form and substance acceptable to the Bank.

ARTICLE 5. CONDITIONS OF LENDING

Section 5.1 Conditions Precedent to Initial Advance. The Bank’s obligation to make its initial Advance hereunder is subject to the following conditions precedent:

5.1.1 As of the date of the initial Advance there shall exist no Default or Event of Default under this Agreement, nor shall a material adverse change have occurred in the financial condition of the Borrower or the Guarantor.

5.1.2 Borrower shall have paid all costs and expenses of the Bank (including, without limitation, reasonable attorney’s fees) to such date, incurred in connection with the preparation, execution and delivery of the Loan Documents and any other documents to be delivered thereunder, and the consummation of the transactions contemplated thereby.

5.1.3 Each consent, license and approval required in connection with the execution, delivery, performance, validity and enforceability of each of the Loan Documents shall be in full force and effect and shall be reasonably satisfactory in form and substance to the Bank.

5.1.4 The Bank shall have received the following, in form and substance satisfactory to it:

(a) The Note, properly executed by the Borrower.

(b) Copy of Borrower’s Organization Documents, and originals or certified copies of such resolutions, consents, documents and certificates as may have been requested to evidence authority to negotiate, execute and deliver the Loan Documents and all other related documents to which Borrower is a party, and identifying the officers of the Borrower authorized to sign each document to be delivered by it hereunder. The Bank may conclusively rely in the future on such certificate(s) as continuing in full force and effect until it shall receive a further certificate of Borrower canceling or amending the prior certificate(s).

(c) The Guaranty, with appropriate evidence of each signatory’s authority to execute the same.

(d) Evidence of all insurance policies required by this Agreement, if any, with terms and coverage as set forth in this Agreement, in the form of certificates of insurance or certified copies thereof and a broker’s certificate that said policies are in full force and effect with the premiums prepaid and, where applicable, duly endorsed to the Bank.

(e) The favorable opinion of counsel for the Bank and/or in-house counsel for the Borrower as to such matters as the Bank may reasonably request.

(f) Other approvals, opinions or documents as the Bank may reasonably request.

Section 5.2 Conditions Precedent to All Advances. The Bank’s commitment and obligation to make available each Advance (including the initial Advance and all future Advances and Rollovers) shall be subject to the further requirement that on the date of such Advance the following conditions precedent shall be met; provided that if the Bank, in its discretion, elects to make such Advance despite the fact that one or more such conditions are not met, the Advance shall be deemed to have been made pursuant to this Agreement and shall be secured by the Collateral Security:

5.2.1 The following statements shall be true:

(a) Borrower’s representations and warranties contained in Article 6 hereof and in the Loan Documents are true and correct in all material respects on and as of the date of such Advance as though made on and as of such date;

(b) no event has occurred and is continuing, or would result from such Advance, which constitutes a Default or an Event of Default; and

(c) no material change has occurred in Borrower’s or Guarantor’s financial condition, which change the Bank reasonably determines will likely have a material adverse effect on the ability of Borrower or Guarantor, as the case may be, to perform its obligations under the Loan Documents.

5.2.2 The Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Bank as follows:

Section 6.1 Official Standing. Borrower is a corporation organized and validly existing under the laws of Delaware, duly authorized to do business in Puerto Rico, and has the power and authority to own its properties and to carry on its business; and is duly qualified to transact business and is in good standing in each other jurisdiction where it conducts business or owns properties or assets.

Section 6.2 Official Action. The execution, delivery and performance by Borrower of each Loan Document to which it is a party are within its powers, have been duly authorized by all necessary action, and do not contravene any provision of Borrower’s Organization Documents or any law or contractual restriction binding on or affecting Borrower.

Section 6.3 Authenticity of Copies. The copies of: (i) Borrower’s Organization Documents; (ii) Borrower’s most recently submitted Financial Statements; and (iii) all other documents that Borrower has delivered or caused to be delivered to the Bank in connection with the Operating Loan, are originals or complete and correct copies of the originals, together with all amendments thereto up to the Closing Date, and to Borrower’s knowledge, the originals were properly issued, executed, made, authorized and/or signed.

Section 6.4 Governmental Authority. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by Borrower of each Loan Document to which it is a party, other than authorizations and approvals already obtained and which are now in full force and effect.

Section 6.5 Binding Obligation. Each of the Loan Documents executed by or on behalf of Borrower or Guarantor has been or will be duly executed and delivered and will constitute, under the laws of the jurisdiction governing such document’s execution, the legal, valid and binding obligation of Borrower or Guarantor, as the case may be, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy law, insolvency or similar debt-restructuring legal procedures, or other laws affecting creditors’ rights generally and by general principles of equity.

Section 6.6 No Default. Except as disclosed in writing to the Bank, Borrower is not in default in the payment or performance or observance of any contract, agreement or other instrument to which it is a party, or by which it or any of its properties or assets may be bound, which individually or together with all other such defaults, could have a material adverse effect on its business, results of operations, financial condition or ability to remain as a going concern, or materially impair its ability to pay the Obligations or perform or observe the provisions of any Loan Document.

Section 6.7 No Violation of Law or Adverse Proceedings. Other than as disclosed in writing to the Bank, (i) Borrower is not in violation of any Law, except violations that can have no material adverse consequences on Borrower’s business, results of operations, financial condition or ability to remain as a going concern; and (ii) to Borrower’s knowledge there is no pending or threatened action or proceeding against or affecting Borrower before any Governmental Authority or arbitrator which may materially and adversely affect Borrower’s business, results of operation, financial condition or ability to remain as a going concern.

Section 6.8 No Securities Transactions. No proceeds of the Operating Loan will be used to acquire any security in any transaction which is subject to the Uniform Securities Act of Puerto Rico, the Securities Act of 1933 or the Securities Exchange Act of 1934, all as amended.

Section 6.9 No Investment Company. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.10 No Margin Stock. No proceeds of the Operating Loan will be used to purchase or carry any margin stock (within the meaning of the Federal Reserve System regulations), or to extend credit to others for that purpose.

Section 6.11 Title to Properties. Borrower has good and marketable title to all assets and properties shown or reported in the Financial Statements submitted to the Bank and all such assets and properties are free and clear of material encumbrances, mortgages, pledges, leases, security interests, liens and/or title restrictions, except those reflected in the Financial Statements, those disclosed in writing to the Bank or constituted pursuant to the Loan Documents.

Section 6.12 Tax Returns. All federal, Puerto Rico and foreign tax returns, reports and statements (including, without limitation, those relating to income and property taxes, withholding, Social Security and unemployment taxes, sales and use taxes, municipal license and franchise taxes) required to be filed by Borrower have been properly filed with the appropriate Governmental Authorities, or extensions for filing have been given. All due and payable taxes, and any applicable penalties, interest or other charges due to asserted deficiencies, late filings or payments, have been paid except where contested in good faith and by appropriate proceedings, or where payments are being made under an agreed payment plan currently in effect. Appropriate amounts have been withheld by Borrower from its employees and paid in compliance with the tax, Social Security and unemployment withholding provisions of Law.

Section 6.13 Permits. All Permits required for Borrower’s operations are in full force and effect. No other approval, application, filing, registration, consent or other action of any Governmental Authority will be required to enable Borrower to use any such Permits. Borrower has not received any notice from any Governmental Authority with respect to any breach of any condition of such Permits that has not been cured or corrected. All material consents and approvals of, filings and registration with, and all other material and applicable actions in respect of, all Governmental Authorities required to maintain any Permits in full force and effect prior to the scheduled date of expiration thereof have been (or prior to the time when required, will have been) obtained, given, filed or taken and are or will be in full force and effect.

Section 6.14 Insurance Policies. All insurance policies owned by or issued to Borrower are in full force and effect, and are of a nature and provide such coverage as is sufficient and as is customarily carried by companies of Borrower’s size and character. Except as disclosed in writing to the Bank, Borrower has not been refused insurance for which it applied, or had any policy terminated (other than at its request).

Section 6.15 No Labor Disputes. Except as disclosed in writing to the Bank:

(a) there are no strikes, other labor disputes, unfair labor practice charges or grievances, or employment discrimination complaints, pending against Borrower, or to its knowledge, threatened, which could materially and adversely affect its business, results of operation, financial condition or ability to remain as a going concern; and

(b) all applicable payments, if any, due from Borrower pursuant to any collective bargaining agreement have been paid or accrued as a liability on its books.

Section 6.16 Financial Statements. The latest Financial Statements submitted to the Bank, as of the dates and for the periods indicated, present fairly Borrower’s financial position, results of operations and cash flow and have been prepared in accordance with GAAP. There has been no material adverse change in Borrower’s business, results of operation, financial condition or ability to remain as a going concern, since the date of such Financial Statements. Borrower has no liabilities (whether absolute or contingent, and whether due or to become due) or loss contingencies (as that term is defined in the Statement of Financial Standards No. 5) which are not disclosed on the Financial Statements, except for non-material liabilities occurring in the ordinary course of business.

Section 6.17 No False Representations. To the best of its knowledge, none of the Loan Documents or certificates furnished to the Bank pursuant to this Agreement by Borrower or on its behalf, contains any untrue representation or statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading. There is no fact known to Borrower which it has not disclosed to the Bank in writing prior to the execution of this Agreement, which materially and adversely affects Borrower’s business, results of operation, financial condition or ability to remain as a going concern.

Section 6.18 No Material Litigation or Proceedings. Except as disclosed in writing to the Bank, to Borrower’s knowledge there are no pending or threatened proceedings, complaints, disputes, contests and/or charges against or affecting Borrower before any Governmental Authority, nor any arbitration proceedings, except litigation or proceedings fully covered by insurance or which, if adversely determined, could not materially affect Borrower’s business, results of operation or financial condition, or that may affect its ability to remain as a going concern.

Section 6.19 Source of Income. Borrower derives, and during the term of this Agreement will derive, at least 80% of its gross income from the active conduct of a trade or business outside the United States, for purposes of United States federal income taxation.

ARTICLE 7. COVENANTS OF THE BORROWER

Section 7.1 Affirmative and Financial Covenants. Until full payment of the Obligations, Borrower shall, unless the Bank otherwise consents in writing:

7.1.1 Maintenance of Existence, Conduct of Business. Maintain its legal existence and all rights, privileges and Permits necessary or desirable in the normal conduct of its business, and

(a) conduct its business in a regular manner;

(b) preserve, or cause to be preserved, all of its registered trademarks, trade names and service marks;

(c) use its reasonable efforts, in the ordinary course and consistent with prudent business practice, to preserve its goodwill and the business of the customers, suppliers and others having business relations with the Borrower, and to keep available the services and goodwill of its employees; and

(d) pay and discharge all of its indebtedness, trade bills and obligations promptly and in accordance with their terms and/or the normal and customary trade terms unless it is contesting the same by appropriate proceedings.

7.1.2 Contractual Compliance. Comply with the material terms and conditions of any agreements, contracts, indentures or other instruments to which it is party or by which it is bound, unless non-performance is authorized or legally justified, and do all things reasonably necessary to preserve and to keep unimpaired its rights under such instruments.

7.1.3 Compliance with Laws, Etc. Comply with all Laws, orders and material Permits and other authorizations relating or applicable to its operations, except where the failure to comply would not have a material adverse effect on its business, results of operation, financial condition or ability to remain as a going concern, or on the Bank’s rights and remedies hereunder.

7.1.4 Limitation on U. S. Business. Conduct its businesses in such manner that at least 80% of its gross income shall derive from the active conduct of a trade or business outside the United States, for purposes of United States federal income taxation.

7.1.5 Taxes and Claims. Pay and discharge (and, upon the Bank’s request, provide to the Bank evidence thereof) all taxes, assessments and governmental charges or levies imposed upon it or upon its operations, payroll, income, profits or properties, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon Borrower’s property; provided that this requirement shall not apply to the extent the payment obligation is being contested in good faith and by proper proceedings, and adequate reserves are maintained with respect thereto.

7.1.6 Maintenance of Properties. Preserve all of its material assets and properties and keep the same in good repair, working order and condition, and from time to time make or cause to be made all needed and proper repairs, renewals and replacements thereto to preserve and maintain their value, normal wear and tear excepted.

7.1.7 Records and Financial Statements. Keep at all times all necessary and adequate books of record and accounts of the Borrower’s operations, and an accounting system in conformity with GAAP. Reasonably protect such books and accounts against loss or damage. Have its books and accounts and the Financial Statements showing its financial condition and the results of its operations during the preceding fiscal year, together with any supporting schedules, audited by independent certified public accountants of recognized standing selected by Borrower and reasonably acceptable to the Bank.

7.1.8 Inspections. Permit officers, agents and/or representatives of the Bank to visit and inspect at reasonable times and intervals and upon reasonable advance notice Borrower’s premises, assets and properties; examine its books of records and accounts, make extracts therefrom, and discuss the same with Borrower’s chief operating and financial officers provided that Bank’s officers, agents and/or representatives shall at all times observe all Borrower’s security policies during any such inspection.

7.1.9 Use of Loan Proceeds. Use the proceeds of the Operating Loan solely for the purposes stated in this Agreement.

Section 7.2 Negative Covenants. Until full payment of the Obligations, Borrower shall not, without the Bank’s prior written consent (which consent shall not be unreasonably withheld):

7.2.1 Liens. Create, allow or suffer to exist a Lien on any of its properties, whether now owned or hereafter acquired, or assign any right to receive income secure any Debt of any person or entity, other than (i) Permitted Liens, or (ii) purchase money Liens on property acquired by the Borrower in the ordinary course of business. Notwithstanding the foregoing, this section does not prohibit, restrict or impose any condition upon Liens created, if any, to secure obligations arising under the ABC Credit Agreement.

7.2.2 Mergers, Consolidations. Merge or consolidate with any Person in a transaction in which Borrower is not the surviving entity.

7.2.3 Dispositions. Sell, lease, assign, transfer or otherwise convey or dispose of any material amount of its properties or assets, other than the sale in the ordinary course of its business of its inventory and obsolete or surplus equipment. Notwithstanding the foregoing, the Bank agrees not to unreasonably withhold its consent for Borrower to participate in asset securitizations with Affiliate(s) of the Borrower.

7.2.4 Change in Nature of Business. Engage to any material extent in any business other than businesses of the type conducted by the Borrower on the date of execution of this Agreement and businesses reasonably related thereto.

7.2.5 Change in Control. Permit or suffer any transfer of capital interests so as to effect a change in the Control of the Borrower, other than any such transfer after which Borrower remains a wholly-owned direct or indirect subsidiary of Guarantor.

7.2.6 Investments, Loans, Advances, Guarantees and Acquisitions. Purchase, hold or acquire (including pursuant to any merger with any Person) any equity interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except as permitted under Section 6.04, subsections (a) through (g), of the ABC Credit Agreement.

7.2.7 Additional Debt. Create or suffer to exist any bank Debt that is senior, either in repayment rights or security, to the Operating Loan.

7.2.8 Accounting Changes. Make any significant change in accounting treatment and reporting practices except as required by GAAP.

ARTICLE 8. INSURANCE REQUIREMENTS

Section 8.1 Required Coverage. Borrower shall maintain insurance with reputable and financially sound companies reasonably acceptable to the Bank, in such amounts and against such risks as is usually carried by owners of similar businesses and properties in Puerto Rico, and is otherwise reasonably satisfactory to the Bank, including hazard (including, without limitation, fire, earthquake, windstorm and hurricane), flood (if applicable), business interruption, workmen’s compensation and commercial general liability insurance. The property insurance shall name the Bank as loss payee and shall contain an endorsement providing that the insurance shall not be cancelable except upon at least 30 days prior written notice to the Bank. All other policies, except for the workers compensation policy, shall name the Bank as an additional insured. From time to time at the Bank’s request, Borrower shall deliver to the Bank: (i) a detailed schedule indicating all insurance policies then in force with respect to its business and/or properties; (ii) a certificate of insurance(s) confirming the coverages outlined in this section, and/or (iii) a confirmation from the insurer(s) that premiums then due and payable in respect of such insurance have been paid.

ARTICLE 9. REPORTING REQUIREMENTS

Section 9.1 Documents, Information and Notices. Borrower shall furnish to the Bank:

9.1.1 As soon as available, and in any event within 180 days after the end of each fiscal year of the Borrower, the Financial Statements for such fiscal year.

9.1.2 Within 95 days after the end of each fiscal year of the Guarantor, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year.

9.1.3 Together with the annual Financial Statements of the Borrower, a certificate signed by its chief financial officer or its chief operating officer to the effect that to the knowledge of such officer no Default or Event of Default under this Agreement has occurred and is then continuing. If any such Default or Event of Default exists, the certificate shall describe its nature, indicate when it occurred, and state the actions taken or to be taken to cure the same.

9.1.4 Within 50 days from the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year.

9.1.5 Promptly upon knowledge thereof, notice of all litigation and all other proceedings before any arbitrator or Governmental Authority affecting Borrower, except litigation or proceedings fully covered by insurance or which, if adversely determined, could not materially and adversely affect Borrower’s business, properties, prospects, assets, results of operation, financial condition, or ability to remain as a going concern.

9.1.6 Promptly upon knowledge thereof, notice of any material labor dispute resulting in or threatening to result in a strike against Borrower and which might have a material adverse effect on its business, results of operation, financial condition, or ability to remain as a going concern.

9.1.7 Prompt written notice of: (i) any enforcement or remedial action or proceeding relating to environmental protection undertaken by any Governmental Authority against Borrower or against any property owned or occupied by Borrower; (ii) the occurrence of any unpermitted release of a Regulated Substance to the environment that by Law would require an oral, telephonic or written communication to any such Governmental Authority; and (iii) prompt copies of all orders, notices, permits, applications or other communications and reports received, made or given in connection with any such event.

9.1.8 Promptly upon request, copies of such other reports and notices as the Bank may require and which Borrower files with or delivers to, or receives from, any Governmental Authority.

9.1.9 Within 10 days following any officer of Borrower obtaining knowledge of its occurrence, written notice of any condition, act or event which constitutes a Default or Event of Default under this Agreement or any of the other Loan Documents, which notice shall specify the nature thereof and what action Borrower proposes to take with respect thereto.

9.1.10 Such other information respecting Borrower’s condition or operations (financial or otherwise) as the Bank may from time to time reasonably request.

9.1.11 Information required to be delivered pursuant to this Section shall be deemed to have been delivered on the date on which Borrower provides notice to the Bank that such information has been posted on Borrower’s website on the Internet at http://www.amerisourcebergen.com or at the appropriate Borrower designated website at http://www.sec.gov or http://intralinks.com.

ARTICLE 10. ENVIRONMENTAL COVENANTS

Section 10.1 Use of Regulated Substances. Borrower covenants and agrees that it:

10.1.1 has not used, generated, treated or stored Regulated Substances except in accordance with Law, and has not caused or suffered, nor to its knowledge has any other party caused or suffered, a material discharge, spill, seepage, disposition or other release of Regulated Substances in, on or under a property owned or operated by Borrower, that has not been fully remedied as required by Law.

10.1.2 will not use, generate, treat, store, discharge, spill, dispense, dispose or otherwise release any Regulated Substance or any waste of any kind in, on or under the properties owned or operated by Borrower and will not cause, suffer, allow or permit any other Person to do so, except in compliance with Law; and

10.1.3 will provide the Bank, within five days of receipt, copy of any notice of violation, notice of filing of any administrative, civil or criminal action, or non-routine investigation or request for information by any Governmental Authority relating to Borrower’s compliance with environmental requirements or to the environmental condition of any properties owned or operated by Borrower.

Section 10.2 Inspections. The Bank and its authorized representatives may at reasonable times and intervals enter, inspect and assess the environmental condition of the properties owned or operated by Borrower. The Bank shall maintain confidential all information generated by the Bank with respect to any inspection, audit or test performed by or on behalf of the Bank, except that it shall deliver copy of such information to Borrower and shall reveal such information to any Governmental Authority if so requested or otherwise required by Law.

Section 10.3 Environmental Indemnity. Without limiting Borrower’s general indemnity under Section 3.8 hereof, Borrower particularly agrees to defend, indemnify and hold the Bank harmless from and against all liability, loss, damage, cost and expense suffered, incurred or threatened as a result of any notice, complaint, claim, demand, suit, controversy, order, judgment, statute, regulation or other legal requirement, including without limitation court costs, reasonable attorneys’ and consultants’ fees, environmental cleanup costs, natural resources damages, fines, penalties and damages to persons, personal property, real property and business enterprises, and including all past, present and future claims and liability, arising out of or relating to the environmental condition of the properties owned or operated by Borrower, the existence of any environmental hazard thereon, any violation of Law concerning public health, safety or the environment, and any release or threat of release of a Regulated Substance on, under or from such properties at any time, whether or not within the Bank’s control. This indemnity and all other covenants, warranties and representations in Article 10 shall survive the payment and satisfaction of the Obligations and/or termination of this Agreement, with respect to occurrences or conditions that arose or existed prior to the payment and satisfaction of the Obligations or the termination of this Agreement, regardless of when such occurrences or conditions became known to Borrower or the Bank; provided; however that such survival shall in no event exceed in duration the length of any applicable statute of limitations.

ARTICLE 11. EVENTS OF DEFAULT

Section 11.1 Events of Default. Each of the following shall constitute an Event of Default:

11.1.1 Borrower fails to pay when due, whether on demand, at a fixed payment date, by acceleration or otherwise, any payment of principal, interest, fees, commissions or any other amounts payable under any Loan Document, and such failure shall continue unremedied for a period of three Business days.

11.1.2 Any representation or warranty contained in a Loan Document shall prove to have been incorrect in any material respect when made.

11.1.3 Borrower fails to perform or observe any other term or covenant contained in a Loan Document, on its part to be performed or observed at any time, and such failure shall remain unremedied for 30 days after Borrower obtains actual knowledge thereof or receives notice thereof; provided however, that if Borrower has commenced and is diligently pursuing the cure of the default, and in the Bank’s judgment a delay will not materially and adversely affect or impair the Bank’s position hereunder or Borrower’s ability to perform its Obligations, said 30-day term may be extended by such additional period deemed reasonable by the Bank in its sole discretion.

11.1.4 Borrower fails to pay any material Debt when due and upon expiration of any applicable grace or cure period; or any material Debt is declared by its creditor to be due prior to its stated maturity or prior to its regularly scheduled dates of payment.

11.1.5 An event of default shall have occurred and continues beyond any applicable grace or cure period under the ABC Credit Agreement, or in any other obligation of Guarantor to the Bank with a principal amount in excess of $25,000,000.

11.1.6 Any Loan Document ceases to be in full force and effect, or is declared to be null or unenforceable beyond final appeal, and such condition shall continue to exist 30 days after notice thereof shall be given to Borrower; provided, however that if such condition has been caused by the fault or omission of the Bank, no such Event of Default shall be deemed to exist unless: (i) the Bank has taken all action necessary on its part to correct such condition, and (ii) Borrower shall have failed to take an action necessary on its part to correct such condition within the aforesaid 30-day term.

11.1.7 Borrower or Guarantor: (i) becomes insolvent; or (ii) generally fails to pay its debts as they mature; or (iii) admits in writing its inability to pay its debts as they mature; or (iv) makes an assignment for the benefit of creditors; or (v) applies for or consents to the appointment of a receiver, trustee, or similar officer for it or for any substantial part of its property; or (vi) such receiver, trustee or similar officer is appointed without Borrower’s or Guarantor’s application or consent and such appointment continues undischarged for a period of 60 days; or (vii) Borrower or Guarantor institutes (by petition, answer, consent or otherwise) any bankruptcy, insolvency, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding under any Law; or (viii) any such proceeding is instituted (by petition, application or otherwise) against Borrower or Guarantor and remains undismissed for a period of 60 days.

11.1.8 Borrower fails for a term in excess of 30 days after being so requested in writing, to reimburse the Bank any amounts that it has incurred, expended or disbursed because of Borrower’s failure to comply with any of its obligations, covenants or undertakings under a Loan Document.

11.1.9 Borrower’s usual and material businesses or operations are liquidated, sold, wound up or terminated, or are suspended for a period longer than 30 days, except:

(a) a suspension to restore or repair after a casualty loss,

(b) a temporary inability to operate due to Force Majeure, which is defined as any act of God, earthquake, hurricane, flood, riot, war, fire, extraordinary weather conditions, labor strike or dispute (but not a labor strike or dispute limited to Borrower employees), or any other superior or irresistible force or event beyond the control of the Person claiming its occurrence, or

(c) a suspension that has no material adverse impact on Borrower’s financial condition nor on its ability to perform its obligations under the Loan Documents.

11.1.10 Any judgment, injunction or decree is entered or issued preventing Borrower from continuing to operate a material portion of its business affairs in the normal course, and such judgment, injunction or decree becomes final and beyond appeal.

11.1.11 Any writ to secure the effectiveness of a judgment is issued against Borrower affecting a material portion of its assets or properties, or preventing it from operating its businesses in the normal course, and Borrower fails to have the same stayed, quashed, bonded, canceled or set aside within 30 days after being served with a copy thereof.

11.1.12 Any event of default shall have occurred and be continuing beyond any applicable grace or cure period, in any Loan Document or in any other obligation of Borrower to the Bank.

Section 11.2 Consequences of a Default. If an Event of Default occurs, the Bank at its option (i) may declare its obligations hereunder to be terminated, whereupon the same shall forthwith terminate; and (ii) by notice to Borrower, may declare all Obligations (including the prepayment indemnity stipulated in § 3.3.2) to be forthwith due and payable, whereupon they shall so become forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of any event specified in § 11.1.7, all Obligations shall automatically become due and payable without any declaration, notice or demand by the Bank.

Section 11.3 Remedies. If an Event of Default occurs, in addition to taking legal action to collect on the Obligations, the Bank shall also be entitled to:

11.3.1 Refuse to disburse any amounts under this Agreement not yet disbursed, and stop the payment of any uncashed checks issued pursuant to the same.

11.3.2 Increase the interest rate as provided in § 3.1.4 hereof.

11.3.3 Without notice to Borrower and to the fullest extent allowed by Law, set off and apply any obligations or liabilities of the Bank to Borrower (including deposits of any kind), against the Obligations, first against any interest or other charges and thereafter against Operating Loan principal. The Bank agrees to promptly notify Borrower after any such set-off and application, but the failure to give notice shall not affect the validity of such set-off and application.

11.3.4 Any other remedies and rights provided in any of the Loan Documents, and any other remedies at law or equity not otherwise expressly waived, modified or limited herein.

ARTICLE 12. NOTICES

Section 12.1 Addresses. All notices and other communications provided for in this Agreement shall be in writing and mailed by first class mail, faxed, delivered personally, or delivered through a delivery service for which a receipt is available to the recipient’s address stated below. Such communications shall be effective (i) if mailed, when received or on the third Business Day after mailing, whichever is earlier; (ii) if faxed, upon confirmation by the sender’s telefax machine that the message has been received by the addressee’s machine; or (iii) if given by other means, when delivered at the address stated below.

Borrower:	JM Blanco, Inc.
c/o AmerisourceBergen Corporation
1300 Morris Drive, Suite 100
Chesterbrook, PA 19087-5594

Attention: Jack F. Quinn, V.P./Treasurer Fax No. (610) 727-3639

Copy to:	General Counsel
c/o AmerisourceBergen Corporation
1300 Morris Drive, Suite 100
Chesterbrook, PA 19087-5594

Attention: General Counsel Fax No. (610) 727-3612

Guarantor:	AmerisourceBergen Corporation,
11300 Morris Drive, Suite 100
Chesterbrook, PA 19087-5594

Attention: Jack F. Quinn, V.P./Treasurer Fax No. (610) 727-3639

The Bank:	The Bank of Nova Scotia
Plaza Scotiabank
273 Ponce de León Avenue
Hato Rey, Puerto Rico 00917 Fax no. (787) 766-7909

Attention: Senior Vice President, Commercial Banking

Section 12.2 Change of Address. Any of the parties may change the officer or agent authorized to receive any notices, requests, demands and other communication, and its mailing address, by giving notice to the other parties pursuant to this Article 12.

ARTICLE 13. MISCELLANEOUS

Section 13.1 Charges and Expenses.

13.1.1 Borrower shall pay all fees, costs and expenses related or incidental to the negotiation, documentation, closing, disbursement, administration, amendment and enforcement of the Loan Documents, to the collection of amounts due to the Bank thereunder, including:

(a) fees and disbursements of counsel for the Bank, up to $7,000 upon presentation of an invoice;

(b) recording fees and taxes, notarial fees, documentary stamps, cancellation fees and any other charges and expenses related to document execution;

(c) license or permit fees, insurance premiums, and similar items relating to the Loan Documents;

(d) litigation costs and all other expenses relating to collection activities, foreclosure of Collateral Security or bankruptcy proceedings, including fees and expenses of receivers or custodians and property preservation and maintenance costs;

(e) fees and expenses relating to the modification, amendment or supplementation of any Loan Document; and

(f) any and all reasonable amounts paid by the Bank in connection with curing of any Default or Event of Default under this Agreement or any other Loan Document.

13.1.2 Borrower authorizes the Bank, to the extent any such fees, costs and expenses are not paid within 30 days after being submitted, to charge the same against any of Borrower’s accounts with the Bank, unless Borrower is contesting such payment in good faith. The above notwithstanding, all expenses relating to the preparation and execution of this Agreement and the other Loan Documents (including but not limited to deed stamps and registry fees) shall be paid at closing, and if not paid may be charged forthwith against Borrower’s accounts with the Bank.

Section 13.2 No Joint Venture. Nothing herein contained shall constitute or be construed to be or to create a joint venture or a partnership between Borrower and the Bank. The Bank does not assume and shall not bear any business risks directly or indirectly related to Borrower.

Section 13.3 The Bank’s Option to Pay or Perform. If Borrower fails to make any payment or perform any act required under any Loan Document, the Bank may, at its option, upon 10 days prior notice to Borrower, make such payment or perform such act, unless Borrower is contesting such payment or act in good faith and has adequately reserved funds therefor. Any amounts so paid and any expenses so incurred by the Bank shall be reimbursed by Borrower with interest at the rate provided in Section 3.1 of this Agreement for Base Rate Advances, and any such payment by the Bank shall not cure Borrower’s default because of its failure to make such payment or to perform such act, until the Bank has been reimbursed the amount paid plus accrued interest.

Section 13.4 Assignment and Participation.

13.4.1 The Bank may negotiate or assign all of its rights, powers, and privileges under this Agreement and the other Loan Documents with the consent of Borrower, which will not be unreasonably withheld. The Bank shall give Borrower prompt written notice of any such negotiation or assignment.

13.4.2 All references in this Agreement or in any other Loan Document to any party shall be deemed to include such party’s successors and assigns.

13.4.3 The Bank shall have the right to sell participations in this Agreement, the Notes and the other Loan Documents subject to the consent of Borrower, which will not be unreasonably withheld. Notwithstanding any participation, the Bank’s obligations under this Agreement shall remain unchanged, the Bank shall remain the holder of the Note(s) for all purposes of this Agreement, and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Agreement.

13.4.4 The Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to the Bank by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information -relating to the Borrower received by it from the Bank pursuant to the terms of Section 13.5.

Section 13.5 Confidentiality. The Bank agrees to keep confidential all non-public information pertaining to the Borrower which is provided to it by Borrower in accordance with the Bank’s customary procedures for handling confidential information of this nature, and shall not disclose such information to any Person except (i) to the extent such information is public when received by the Bank or becomes public thereafter due to the act or omission of any party other than the Bank, (ii) to the extent such information is independently obtained from a source other than the Borrower and such information from such source is not, to the Bank’s knowledge, subject to any obligation of confidentiality or, if such information is subject to an obligation of confidentiality, that disclosure of such information is permitted, (iii) to any Affiliate of the Bank, counsel, auditor, examiner or any regulatory authority having jurisdiction over the Bank, accountants and other consultants retained by the Bank, (iv) in connection with any litigation or the enforcement of the rights of the Bank under this Agreement or any other Loan Document, (v) to the extent required by any applicable statute, rule or regulation or court order (including, without limitation, by way of subpoena) or pursuant to the request of any Governmental Authority having jurisdiction over the Bank, or (vi) to the extent disclosure to other Persons is appropriate in connection with any proposed or actual assignment or grant of a participation to such other Person (who will in turn be required to maintain confidentiality as if it were a party to this Agreement). In no event shall the Bank be obligated or required to return any such information or other materials furnished by the Borrower pursuant to this Agreement or the other Loan Documents.

Section 13.6 No Waiver, Cumulative Remedies.

13.6.1 No failure or delay by the Bank in exercising, and no partial or single exercise by the Bank of, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall impair its exercise in any future instance. All rights and remedies provided in the Loan Documents are cumulative and may be exercised contemporaneously or successively, and are in addition to and not exclusive of any other rights and remedies provided by Law.

13.6.2 No waiver shall be effective or binding unless it is in writing, signed by an authorized officer, and the specific intent of waiving any rights, causes of action and privileges is stated therein. Any waiver by the Bank of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by the Bank shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Bank in connection with any other instance or purpose.

Section 13.7 Survival. Unless expressly stated otherwise herein, all representations, warranties, covenants and undertakings made by Borrower in the Loan Documents shall continue in full force and effect until the Operating Loan is paid in full. The covenants made in Section 3.8, Section 10.4 and Section 13.1 shall survive the satisfaction of the Obligations and/or termination of this Agreement.

Section 13.8 Applicable Law; Jurisdiction and Venue. This Agreement and the other Loan Documents shall be construed and enforced in accordance with, and governed by, the laws of Puerto Rico. Borrower irrevocably: (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or other Loan Documents be brought in a competent court in San Juan, Puerto Rico, including the United States District Court for the District of Puerto Rico; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; and (c) waives any objection which it may have to the laying of venue in any such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Borrower and the Bank hereby waive trial by jury in any action, proceeding, claim or counterclaim arising out of, or related to, this Agreement or other Loan Documents.

Section 13.9 Interpretation.

13.9.1 The titles of the sections and articles of this Agreement have been given for convenience only and shall not be attributed any effect in its interpretation.

13.9.2 This Agreement and each of the other Loan Documents complement each other, but in case of direct conflict or contradiction between the terms of this Agreement and those of any other Loan Document, the terms of this Agreement will prevail.

13.9.3 If any provision of any Loan Document is declared by judicial interpretation to be null, void or unenforceable in any respect, such provision shall be ineffective to the extent of such declaration, without affecting the remaining provisions of the same or any other Loan Document.

Section 13.10 Modification, Amendment. Neither this Agreement nor the other Loan Documents may be modified, altered or amended in any manner, except by another written agreement executed by the same parties.

Section 13.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same document.

Section 13.12 No Reliance on Bank. Borrower acknowledges that it had adequate opportunity prior to execution of this Agreement to consult with its own legal counsel and/or other consultants regarding its terms, and waives any claim of having relied upon counsel for the Bank or any Notary Public notarizing the signatures hereof for the interpretation of such terms.

Section 13.13 Entire Understanding. The Loan Documents contain all representations, warranties, undertakings, covenants and agreements between the parties. All prior negotiations, understandings, undertakings, covenants, representations and agreements, whether oral or written, in connection with the credit facilities granted hereunder are merged in this Agreement and/or in the other Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first above written.

J. M. BLANCO, INC.	THE BANK OF NOVA SCOTIA

By:	By:
Name:	Ricardo Fishman
Title:	Vice President, Scotiabank de Puerto Rico

Credit Agreement

April 21, 2005

Exhibit 1.1.32

MASTER PROMISSORY NOTE

Maximum Principal
Amount: $55,000,000.00	Date: April 21, 2005

FOR VALUE RECEIVED, J.M. BLANCO, INC. (the “Borrower”) promises to pay on demand to the order of THE BANK OF NOVA SCOTIA (the “Bank”) at its Lending Office provided for by the Credit Agreement referred to below, in lawful money of the United States of America, the principal sum of $55,000,000, or such lesser amount as shall equal the aggregate unpaid principal amount of the Operating Loan Advances made by the Bank to the Borrower under the Credit Agreement referenced below, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Advance, at such office, in like money and funds, for the period commencing on the date of such Advance until such Advance shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount and interest rate of each Operating Loan Advance made by the Bank to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note, endorsed by the Bank on the schedule attached hereto or any continuation thereof, provided that the Bank’s failure to make any such recordation or endorsement shall not affect the Borrower’s obligation to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of any Advance made by the Bank.

This Note is the Note referenced in the Credit Agreement between the Borrower and the Bank dated April 21, 2005 (as the same may be amended, modified or supplemented and in effect from time to time, the “Credit Agreement”), and evidences the Operating Loan Advances made by the Bank thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for optional and mandatory prepayments of Advances upon the terms and conditions specified therein.

$55,000,000 Operating Loan

Master Promissory Note

April 21, 2005

Page -2-

This note shall be interpreted and enforced according to the laws of Puerto Rico, and shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns. In case of judicial claim (including claims in bankruptcy proceedings) for the collection of all or part of this obligation, the Borrower promises to pay all reasonable costs, expenses and attorneys’ fees incurred by the holder hereof.

The Borrower and its successors hereby waive presentment, protest, demand, notice of non-payment and notice of acceleration.

J.M. BLANCO, INC.

By:
Name:
Title:

$55,000,000 Operating Loan Note

April 21, 2005

SCHEDULE OF LOANS

Page -1-

This schedule evidences Operating Loan Advances made by Scotiabank de Puerto Rico to J.M. Blanco, Inc. on the dates, in the principal amounts, bearing interest at the rates, and maturing on the dates set forth below, with the payments of principal set forth below, all pursuant to the master promissory note in the maximum principal amount of $55,000,000 and the Credit Agreement dated as of April 21, 2005:

Date	Amount Advanced	Interest Rate and Maturity	Interest Payment Amount	Principal Payment Amount	Outstanding Principal Balance	Notation Made By:

$55,000,000 Operating Loan Note

April 21, 2005

SCHEDULE OF LOANS

(Continuation)

Page -2-

This schedule evidences Operating Loan Advances made by Scotiabank de Puerto Rico to J.M. Blanco, Inc. on the dates, in the principal amounts, bearing interest at the rates, and maturing on the dates set forth below, with the payments of principal set forth below, all pursuant to the master promissory note in the maximum principal amount of $55,000,000 and the Credit Agreement dated as of April 21, 2005:

Date	Amount Advanced	Interest Rate and Maturity	Interest Payment Amount	Principal Payment Amount	Outstanding Principal Balance	Notation Made By: